Exhibit 99.1

News Release

Contact:	Ron Gruendl	Corporate Affairs
	(412) 234-7157	One Mellon Center
	gruendl.rr@mellon.com	Pittsburgh, PA 15258

FOR IMMEDIATE RELEASE

MELLON TO ACQUIRE SOURCENET SOLUTIONS, INC.

– Addition of Texas-based firm provides Mellon’s Treasury Services sector a proven accounts payable outsourcing solution –

PITTSBURGH and COLLEGE STATION, TEXAS, November 16, 2004 — Mellon Financial Corporation today announced that it has reached a definitive agreement to acquire SourceNet Solutions, Inc., one of the country’s leading providers of finance and accounting business process outsourcing (BPO) services. Based in College Station, Texas, the privately-held company specializes in accounts payable (AP) outsourcing. Terms of the agreement, expected to close before the end of 2004, were not disclosed. SourceNet, which has 225 employees, will remain headquartered in College Station.

“SourceNet shares our commitment to quality, customer service and operational efficiencies, and also adds a complementary outsourcing strategy to our collection of Treasury Services solutions,” said Martin G. McGuinn, Mellon chairman and chief executive officer. “This also is a significant step in our efforts to expand our product line for institutional customers.”

Founded in 1996 to meet a growing demand for outsourcing services, SourceNet’s core business focus has centered on providing best-in-class process and technology solutions within long-term BPO relationships. Its customer base includes organizations specializing in transportation, manufacturing, retailing and wireless services. In its role as a market leader in AP outsourcing, SourceNet has a proven track record of growth and success, and has consistently demonstrated the ability to help companies reduce their direct operating costs by as much as 30 percent and achieve continuous process improvement. By acquiring SourceNet and expanding into the AP outsourcing market, Mellon will be a pioneer in addressing a process-intensive area where finance managers have an opportunity to drastically reduce their costs.

“The addition of SourceNet to our portfolio of businesses is exciting for both organizations. For Mellon, it provides an entry into the finance and accounting business process outsourcing market and supports our goal of offering clients a more complete working capital management solution,” said Robert W. Stasik, an executive vice president in Mellon’s Treasury Services business sector. “Both organizations believe this initiative will better position each of them to meet the tremendous growth potential that our market research predicts for AP outsourcing.”

“By joining Mellon, we will have access to a well-established, stable distribution channel and easier, faster access to payment systems for expanded AP offerings,” said Vince Burkett, co-founder and current president and chief executive officer of SourceNet. He will continue to head the organization, reporting directly to Stasik.

Mellon already has a presence in Texas with nearly 250 employees. In addition to a lockbox site in Dallas with about 160 employees, other Mellon businesses are located in Dallas and Houston.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources and investor solutions, and treasury services. Mellon has more than $3.7 trillion in assets under management, administration or custody, including $670 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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